Exhibit 99.1


CONTACT:

The Management Network Group, Inc.    Brainerd Communicators
Janet Hall                            Maggie Duquin / Ray Yeung (Media)
Janet.Hall@tmng.com                   duquin@braincomm.com / yeung@braincomm.com
800.876.5329                          212.986.6667
                                      Corey Kinger (Investors)
                                      kinger@braincomm.com
                                      212.986.6667



            TMNG GLOBAL PROVIDES 2006 FOURTH QUARTER BUSINESS UPDATE

Overland Park, KS - February 15, 2007 - TMNG Global (Nasdaq: TMNG), a leading provider of management consulting services to the global communications, media and entertainment industries, today reported revenue growth of 38%, to $8.6 million, for its fourth quarter ended December 30, 2006. Revenue for the full fiscal year was up 12%, to $34.0 million. The revenue results reported in this press release are unaudited and have not been reviewed by the Company's independent registered public accounting firm.

As previously announced, because of the ongoing Special Committee review of the Company's historical stock option practices and related accounting, the Company will not be in a position to announce full financial results for the fourth quarter or full year 2006 until the Special Committee's review has been completed and a determination of the appropriate stock-based compensation expense has been made. The quarter included the following operational and business highlights and developments:

     o Revenue contribution of 44% from the CSMG Adventis strategy consulting unit and 48% from the company's core management consulting offerings, including the continued acceleration of TMNG's cable practice;

     o Addition of 16 new customers, for a total of 61 new customers added in 2006;

     o Execution of planned cost reductions, primarily related to TMNG's European operations, resulting in an estimated annual SG&A savings in excess of $5 million based


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          on our  third  quarter  2006  run  rate,  excluding  all  expenses  in connection with the Special Committee review;

     o The acquisition on January 2, 2007 of Cartesian Ltd., a U.K.-based technical consultancy and software engineering firm, for $7.3 million plus potential future performance-based consideration;

     o A year-end balance of approximately $38.3 million in cash and short-term investments and no long-term debt compared to approximately $42.1 million in cash and short-term investments at July 1, 2006. The decline in cash and short-term investments during the second half of 2006 was primarily attributable to operating losses offset by improvements in working capital;

     o Operating losses for the quarter include costs associated with the special committee review of $720,000.

"We believe TMNG's revenue growth of the last two years demonstrates a successful diversification of our client portfolio and an enhancement of our service offerings throughout the converging universe of communications, media and entertainment," said Rich Nespola, TMNG Global Chairman and CEO. "Our revenue growth has been achieved both organically, and more recently, through acquisition with the addition of the international consulting operations of Adventis Ltd. With Cartesian added to our team, TMNG is now positioned as a global consultancy that can take telecom, media and entertainment clients from strategy to solutions to implementation with particular emphasis on wireless mobility, IP transformation and cable telephony.

"Looking ahead in 2007, we expect to see the top-line opportunities afforded by our expanded geographic presence and product and service offerings, while harvesting the benefits of operating expense reductions implemented in the fourth quarter," continued Nespola. "Our goal is to build a solidly profitable company with sustained revenue growth capability, a goal that we think is becoming more achievable through our strengthened positioning in the converging and fast-moving communications marketplace."

The Company will host a conference call at 5:00 p.m. ET today to discuss fourth quarter revenue performance and other recent business developments. Investors can access the conference call via a live webcast on the company's website, www.tmng.com, or by dialing 888-694-4676,


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passcode  8391758.  A replay  of the  conference  call will be  archived  on the company's website for one week. Additionally, a replay of the call will be available by dialing 877-519-4471, passcode 8391758, through February 22, 2007.

About TMNG Global

TMNG Global (NASDAQ: TMNG) is a leading provider of professional services to the converging communications industry. Its companies, TMNG, CSMG Adventis, and Cartesian, and its base of over 500 consultants, have provided strategy, management, and technical consulting, as well as products and services, to more than 1200 communications service providers, entertainment, media, and technology companies and financial services firms worldwide. The company is headquartered in Overland Park, Kansas, with offices in Berlin, Boston, Chicago, London, New York, Shanghai and Washington, D. C.

     Statements in this press release other than historical data and information, including statements of belief, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may also be made during the conference call. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future business, revenues or profitability are subject to known and unknown risks, uncertainties, and contingencies, many of which are beyond the Company's control, which may cause actual results, performance, or achievements to differ materially from those projected or implied in such forward-looking statements. Factors that might affect actual results, performance, or achievements include, among other things, conditions in the telecommunications industry, overall economic and business conditions, the demand for the Company's services and products offered by TMNG and Cartesian, the outcome, timing and impact of the Special Committee's review of TMNG's historical practices regarding its stock option programs and related accounting, which TMNG previously announced on November 13, 2006, the conclusions resulting from that review, , any adverse tax or accounting adjustments and any restatement of the Company's financial statements resulting from that review, the matters described in the Company's current reports on Form 8-K filed on November 13, 2006, November 20, 2006 and January 19, 2007, the potential impact of these matters on the Company's business, operations or expenses, and technological advances and competitive factors in the markets in which the Company competes. These risks and uncertainties are described in detail from time to time in TMNG's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this press release.






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